                               ARTICLES OF MERGER
                                       OF
                         GRANADA MINERAL PRODUCTS, INC.
                                       AND
                             SARENGHETTI ENTERPRISES


I, JACK TURNER, AS THE SOLE OFFICER OF GRANADA MINERAL PRODUCTS, INC. AND SARENGHETTI ENTERPRISES, HEREBY CERTIFY:

     1. A Share Exchange and Merger Agreement was adopted by the Boards of Directors of both of the constituent corporations in meetings held on May 8, 2001. A copy of the executed Agreement is on file at the firm's resident office in Nevada.

     2. The constituent entities are Granada Mineral Products, Inc. and Sarenghetti Enterprises, both of which are Nevada Corporations. Granada Mineral Products, Inc. shall be the surviving company, with Sarenghetti Enterprises being the acquired company.

     3. Granada Mineral Products, Inc. will exchange 10,075,000 shares of its common stock for 6,765,929 shares of capital stock of Sarenghetti Enterprises. Granada Mineral Products, Inc. effected a 10:1 forward split on April 10, 2001.

     4. The Agreement was submitted by the Board of Directors of Sarenghetti Enterprises to its shareholders on May 8, 2001. The shareholders voted all 6,765,929 shares of Sarenghetti Enterprises in favor of the Share Exchange Agreement on May 8, 2001.

     5. The Share Exchange and Merger Agreement was approved by unanimous vote of the Board of directors of Granada Mineral Products, Inc. on May 8, 2001.

     6. Granada Mineral Products, Inc. shall be the surviving entity and shall change its name to Malahat Energy Corporation.

     7. No amendment to the Articles of Incorporation of Granada Mineral Products, Inc. are required to change its name to Sarenghetti Enterprises as a result of this exchange.


                       FOR GRANADA MINERAL PRODUCTS, INC.


      /s/ JACK TURNER
________________________________
JACK TURNER, PRESIDENT/SECRETARY


State of Utah              )
                           )ss.
County of Salt Lake        )

On May 8, 2001, personally appeared before me, a Notary Public, Jack Turner who acknowledged that he is the President and Secretary of Granada Mineral Products, Inc. and that he executed the above instrument in that capacity.

        /s/  J. GARRY McALLISTER
________________________________________________
A Notary Public in and for said County and State

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                           FOR SARENGHETTI ENTERPRISES


/s/ BEN DULLEY                                           /s/ BRUCE RAMSAY
________________________________________________________________________________
Ben Dulley, President                                    Bruce Ramsay, Secretary


Canada                     _________ )
                                     )ss.
Province of Alberta        _________ )


On May 9, 2001, personally appeared before me, a Notary Public, Ben Dulley who acknowledged that he is the President of Sarenghetti Enterprises and that he executed the above instrument in that capacity.


/s/ KYLE B. SCOTT
________________________________________________
A Notary Public in and for the Province of Alberta



Province of British Columbia          ________ )
                                               )ss.
County of Victoria                    ________ )


On May 9, 2001, personally appeared before me, a Notary Public, Bruce Ramsay, who acknowledged that he is the Secretary of Sarenghetti Enterprises and that he executed the above instrument in that capacity.


/s/ MICHAEL S. GREENE
________________________________________________
A Notary Public in and for said County and Province